Exhibit 10.2
March 16, 2024
Mr. Peter Konieczny
    RE:    Interim Chief Executive Officer
Dear Peter,
On behalf of Amcor plc (the “Company”), I am pleased to provide this letter memorializing your promotion from Chief Commercial Officer to the position of Interim Chief Executive Officer of the Company (“Interim CEO”).
1.Position. As Interim CEO, you will have responsibilities as determined by the Board of Directors of the Company (the “Board”). Your duties and responsibilities are subject to change depending on the needs of the Company.
2.Compensation. While serving as Interim CEO:
a.Your annualized base salary will be CHF 1,580,190.
b.With respect to the Management Incentive Plan (the “MIP”) you will become subject to the same terms and conditions as currently apply to the Chief Executive Officer position, including the same target percentage of 120% of your base salary, the same minimum and maximum range from 0% to 180% of your base salary, and the same performance goals as have been established for such position for the current fiscal year. Following completion of the fiscal year, your actual MIP payout will be separately determined for the period that you served as the Chief Commercial Officer of the Company (based on your salary, target percentage and goals as in effect for that position) and as the Interim CEO (based on your salary, target percentage and goals as in effect for this position), and the payout amount will be pro-rated to reflect the period of time that you served in each role, provided you meet all other requirements to receive the payout. If you remain employed as the Interim CEO following the end of the current fiscal year, the Board will determine your MIP target and goals in the normal course.
c.The number of shares subject to the LTIP grant made to you each year will be based on a grant date fair value equal to 200% of your base salary.
In all other respects, your compensation and benefits while employed as set forth in your Employment Agreement dated 17 September 2009, as amended (the “Employment Agreement”) remain in full force and effect.
3.Termination Without Cause or as a Good Leaver. If the Company terminates your employment pursuant to Section 10(2) of your Employment Agreement (a termination without “cause”) while you are serving as the Interim CEO, then any notice period you are otherwise required to satisfy pursuant to your Employment Agreement is waived, and in addition to the payment of 12 months of base salary as described therein (with base salary being determined pursuant to paragraph 2.a. above), the Company will also provide the following compensation:
a.If the termination occurs after the completion of a performance period under the MIP but prior to the date the amount due thereunder has been paid, then assuming a payment has been earned based on the achievement of the performance goals for the period, the Company will pay you the entire amount earned under the MIP (including any portion due under the Equity Management Incentive Plan (“EMIP”) at the same time as other executives receive their MIP payments, but any portion earned under the EMIP will also be paid in cash;
b.With respect to the MIP performance period in which your termination occurs, the Company will pay you the MIP payment earned, if any, based on the achievement of the performance goals, at the same time as other executives receive their MIP payments, but your entire amount earned under the MIP (including any portion due under the EMIP) will be pro-rated to reflect the number of completed months during the performance period that you were actively employed, and such amount will be paid in cash;
c.Your outstanding restricted stock units (“RSUs”) granted under the EMIP will become vested in full within 30 days after your employment termination date;
d.Any other equity awards for which you have completed one-half of the performance period as of the date you cease to be actively employed, will continue to vest according to their terms as if you had continued in active employment, except that upon the vesting date, the amount vested will be pro-rated to reflect the number of completed months of employment during the performance period that you were actively employed. In addition, any stock options that become vested after you cease active employment may be exercised for ninety (90) days following the vesting date for such stock options. Except as described herein, the terms and conditions of any equity award will continue to apply without change.
If you terminate your employment as a Good Leaver (as defined below), then the Company will make the same payments, and will treat your equity awards in the same manner, as if you had been terminated by the Company without “cause”, as described in this paragraph 3. For purposes hereof, you will have the right to terminate as a “Good Leaver” if (i) you are ultimately not offered the position of the “permanent” CEO of the Company, or (ii) while serving as the Interim CEO, you experience either a material reduction to your total compensation (including the amount of base salary, MIP target bonus and long-term incentive grant date value) or there is a material negative change to your duties or authority (any of the foregoing, a “Good Leaver Event”). In order to terminate as a Good Leaver, your termination must occur within sixty (60) days following the Good Leaver Event, and any notice period you are otherwise required to satisfy pursuant to your Employment Agreement is waived.
4.RSU Grant. Upon your start date as the Interim CEO, the Company will grant you 170,000 RSUs with a vesting period that continues through to February 2026. If you become entitled to the severance compensation and other benefits described in paragraph 3 above upon your cessation of active employment, then the RSU grant described in this paragraph 4 will become fully vested within 30 days following cessation of active employment.
5.Extension of Restriction Period. Section 18 of your Employment Agreement continues to apply, except the definition of “Restraint Period” is amended to read” “Restraint Period” means 12 months.
Except as set forth above, all of the terms of your Employment Agreement will continue to apply while you serve as the Interim CEO, including but not limited to the confidentiality obligations contained therein. Please sign below to indicate your acceptance of the terms described in this letter, including the amendments made to your Employment Agreement.
Congratulations on your promotion!

/s/ Graeme Liebelt
Graeme Liebelt, Chairman

Agreed to this 16th day of March, 2024

By:	/s/ Peter Konieczny
Peter Konieczny

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